Exhibit 99.1

Investor:	Media:	Company:
Doug Sherk	Steve DiMattia	Jim Klingler, CFO
dsherk@evcgroup.com	sdimattia@evcgroup.com	IR@nasmedical.com
or	(646) 201-5445	(818) 734-8600
Jennifer Beugelmans
jbeugelmans@evcgroup.com
(415) 896-6820

North American Scientific Signs Definitive Agreement to Divest NOMOS Radiation Oncology Business

Chatsworth, CA - September 12, 2007 — North American Scientific, Inc. (Nasdaq: NASI) announced today that it has entered into a definitive agreement to sell its NOMOS® Radiation Oncology business to privately-held Best Medical International, Inc. in a transaction valued at approximately $3.6 million. The transaction is subject to customary conditions and is expected to close by September 17, 2007.

“Our Agreement with Best Medical represents the achievement of a major milestone in our strategy to build shareholder value through the focus on our core brachytherapy business,” said John Rush, President and Chief Executive of North American Scientific. “The transaction will allow us to focus our resources on the marketing and development of innovative brachytherapy products for the treatment of cancer, including the ClearPath™ HDR and ClearPath CR for the treatment of breast cancer. Our goal is to increase our participation in the growing breast and prostate cancer markets, which we believe represent a total U.S. addressable market opportunity of more than $800 million. We also believe this transaction will benefit the customers and employees of NOMOS in the long-term. Best Medical is expected to continue operation of the NOMOS business, and to invest in the development of next-generation products. This transaction represents a win-win outcome for all involved.”

Krishnan Suthanthiran, President of Best Medical International, Inc (Best Medical) has commented, “We are very excited about this acquisition. We wish to thank the NOMOS and NASI team for concluding this agreement that is beneficial for all involved. The acquisition of NOMOS® Radiation Oncology business fits our strategy of expanding our product line in diagnostic and therapeutic radiology. We remain committed to the radiation oncology customers and look forward to integrating NOMOS into the Best Medical family of companies.”

Under the terms of the definitive agreement, Springfield, Virginia.-based Best Medical International, Inc. will purchase NOMOS Corporation assets, including stock of NOMOS subsidiaries, NOMOS GmbH and NOMOS China USA, Inc. The purchase price is $500,000 cash at closing, plus assumption of certain obligations and liabilities, including approximately $3.1 million of liabilities for warranty and maintenance agreements, as well as the NOMOS facility lease in Cranberry Township, Pennsylvania. CIBC World Markets acted as the Company’s financial advisor.

About North American Scientific

North American Scientific is a leader in radiation therapy products and services in the fight against cancer. Its innovative products provide physicians with tools for the treatment of various types of cancers. They include Prospera® brachytherapy seeds and SurTRAK™ needles and strands used primarily in the treatment of prostate cancer. In addition the Company plans to commercialize its ClearPath™ multi-channel catheter breast brachytherapy devices in 2007, which are the only devices approved for both high dose and continuous release, or low dose, radiation treatments. The devices are designed to provide flexible, precise dose conformance and an innovative delivery system that is intended to offer the more advanced form of brachytherapy for the treatment of breast cancer.   Please visit www.nasmedical.com for more information.

About NOMOS

NOMOS® Radiation Oncology, located in Cranberry Township, Pennsylvania, provides external beam radiation therapy products for Serial Tomotherapy Intensity Modulated Radiation Therapy (IMRT) and Image-Guided Radiation Therapy (IGRT). Serial tomotherapy IMRT allows an escalated radiation dose to be delivered to a tumor while limiting exposure and damage to nearby healthy tissue. These products are marketed under the trade names nomosSTAT™and CORVUS® (NOMOS’s proprietary treatment planning software). NOMOS’s IGRT products, BAT®, BATCAM™ and nTRAK™, provide fast and accurate targeting and localization of a treatment volume on a daily basis.  More than 500 hospitals and research sites worldwide are equipped with NOMOS's clinically proven serial tomotherapy, inverse treatment planning, image-guidance and ancillary treatment solutions.

About Best Medical International

Best Medical International, Inc.’s (Best Medical) corporate headquarters are located in, Springfield, Virginia. The Best Medical team of families includes: Huestis Medical (Rhode Island), American Radiographics (Massachusetts and Illinois), CNMC (Tennessee), Novoste/Best Vascular (Georgia), Thomson Nielsen/Best Medical Canada (Ontario, Canada) and Arplay (Dijon, France). Originally known as a brachytherapy company, Best Medical offers a full range of diagnostic and therapeutic services and products. Founded in 1977, Best Medical’s mission is to uphold its excellent reputation by consistently exceeding the expectation of those it serves in the healthcare field by developing, manufacturing and delivering cost-effective, high quality products to benefit patients throughout the world. For general company information, please call (703) 451-2378 or visit the TeamBest website at www.TeamBest.com.

Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company including, but not limited to, the impact of competitive products and pricing, technological changes, changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements, the ability of the Company to successfully directly market and sell its products, uncertainties relating to patent protection and regulatory approval, the stable supply of appropriate isotopes, research and development estimates, market opportunities, risks associated with strategic opportunities or acquisitions the Company may pursue and the risk factors included in the Company's filings with the Securities and Exchange Commission. Any forward-looking statements contained in this news release speak only as of the date of this release, and the Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future results or otherwise.